Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-267119 on Form S-4 of our reports dated February 17, 2022 relating to the financial statements of PBF Logistics LP and the effectiveness of PBF Logistics LP’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PBF Logistics LP for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE
Morristown, New Jersey
September 30, 2022